EXHIBIT 5.1

April 17, 2002

Itronics, Inc.

6490 S. McCarran Boulevard, #23

Reno, NV 89509

RE: Itronics, Inc. Registration Statement on Form S-2 Relating to the Offer and Sale of 10,000,000 Shares of Common Stock

Ladies and Gentlemen:

Since January 1999, this firm has acted as securities counsel for Itronics Inc. (the "Company"), a Texas corporation organized under the laws of Texas General Corporate Law, in connection with the registration under the Securities Act of 1933, as amended, of up to 10,000,000 shares of common stock as defined below (the "Shares") in the Company, having a maximum aggregate offering price of up to $16,470,965.00 pursuant to the referenced Registration Statement.

You have requested our opinion regarding the legality of the Shares registered pursuant to the Registration Statement on Form S-2 (the "Registration Statement"). We have examined originals or copies, certified to our satisfaction, of such records, agreements and other instruments of the Company, certificates or public officials, certificates of the officers or other representatives of the Company, and other documents, as we have deemed necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon written factual representations of officers and directors, including (but not limited to) statements contained in the Registration Statement.

Our opinions, insofar as they address issues of Texas law, are based solely on our review of (i) the records of the Company, (ii) the Texas General Corporate Law; and (iii) a certified copy of the Company's Articles of Incorporation. We do not express our opinion herein concerning any law other than the laws of Texas and the United states.

We have assumed the genuineness of all signatures on documents reviewed by or presented to us, the legal capacity of natural persons, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Company is a duly organized, validly existing corporation under the laws of the State of Texas.

2. The Shares of the Company to be offered pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and, when sold, will be validly issued, fully paid and non-assessable under the law of Texas.

We hereby consent to the reference to our firm in the "Legal Matters" section of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act.

Very truly,

/s/ MINTMIRE & ASSOCIATES

Mintmire & Associates

CONSENT OF COUNSEL

We hereby consent to the reference to us in the Prospectus constituting part of this Form S-2 Registration Statement for Itronics, Inc. under the caption "Legal Matters".

/S/ MINTMIRE & ASSOCIATES

Mintmire & Associates

____________________________________________

Palm Beach, Florida

April 17, 2002